UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2015

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

Pursuant to that certain Stock and Note Purchase Agreement, dated August 28, 2015 (the “Effective Date”), by and among Mead Park Capital Partners LLC (“Mead Park”), accounts controlled by family members of Daniel G. Cohen (together, the “Purchasers”), Institutional Financial Markets, Inc. (the “Company”), solely for purposes of Sections 6 and 7 thereof, and Mead Park Holdings LP, solely for purposes of Section 8 thereof (the “Stock and Note Purchase Agreement”), on the Effective Date, Mead Park sold to the Purchasers: (i) an aggregate of 1,461,876 shares (the “Transferred Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) a Convertible Senior Promissory Note issued by the Company to Mead Park in the principal amount of $2,923,755 (“Note A”), and (iii) a Convertible Senior Promissory Note issued by the Company to Mead Park in the principal amount of $1,461,873 (“Note B” and, together with Note A and the Transferred Shares, the “Securities”). The aggregate purchase price for the Transferred Shares was $1,944,295.08, representing a purchase price of $1.33 per Transferred Share, while the purchase price for Note A and Note B was $3,614,535.51 and $1,807,262.19, respectively.

Mr. Cohen is the Vice Chairman of the Company’s Board of Directors (the “Board”) and of the board of managers of IFMI, LLC, a majority owned subsidiary of the Company, President and Chief Executive of the Company’s European Business, and President of Cohen & Company Financial Limited, a subsidiary of IFMI, LLC. Jack J. DiMaio, Jr., the Company’s Chairman of the Board, is a member of Mead Park.

As of the Effective Date, there were (i) 15,382,811 shares of Common Stock outstanding, and (ii) 4,983,557 shares of the Company’s Series E Voting Non-Convertible Preferred Stock outstanding, all of which were indirectly owned by Mr. Cohen. The Common Stock and the Series E Voting Non-Convertible Preferred Stock vote together on all matters.

The sale of the Securities represented a sale of substantially all of the Common Stock and other securities of the Company beneficially owned (as calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended) by Mr. DiMaio as of the Effective Date. Christopher Ricciardi, a member of the Company’s Board and a member of Mead Park, did not sell any of the Company’s securities that he owns (including those beneficially owned through Mead Park) in connection with the sale of Securities by Mead Park and, accordingly, continued to own, directly or indirectly, 9.9% of the outstanding voting capital stock of the Company following the sale of the Securities by Mead Park.

In connection with the proposed sale of the Securities, the Company evaluated the current “ownership change” calculations under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of such evaluation, the Company determined that the purchase of the Securities by the Purchasers would not result in an “ownership change” under Section 382 of the Code and that such purchase of the Securities and any other transactions in the Company’s securities prior to the expiration on October 1, 2016 of the Section 382 Rights Agreement, dated May 9, 2013, by and between the Company and Computershare Shareowner Services LLC (the “Rights Agreement”), were not likely to jeopardize or endanger the availability to the Company of its net operating losses or net capital loss carryforwards. Accordingly, effective immediately prior to the proposed sale of the Securities, the Board approved the redemption (the “Redemption”) of all of the Rights (as defined below) outstanding under the Rights Agreement. The Redemption immediately terminated all rights to exercise the Rights and effectively terminated the Rights Agreement. The Company, however, reserves the right to take any actions in the future it deems advisable to protect the Company’s net operating loss and/or net capital loss carryforwards, which could include the adoption of a new rights agreement with such terms that the Board deems to be appropriate. Pursuant to the Redemption, the Company will pay to the holders of the Rights a redemption price equal to $0.001 per Right, in cash, on September 8, 2015.

The Rights Agreement provided for a distribution of one preferred stock purchase right (each a “Right” and, collectively, the “Rights”) for each share of Common Stock to the Company’s stockholders at the close of business on May 20, 2013. The sale of the Securities would have been subject to the Rights Agreement in the event that the Redemption had not been approved.

Despite the Purchasers’ purchase of the Securities and, as a result of such purchase, the right of the Board to cause the removal of one of the two members of the Board appointed by Mead Park, the current composition of the Board remains unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: August 28, 2015	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.
Executive Vice President, Chief Financial Officer and Treasurer